UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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[ ] Preliminary Proxy Statement
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[ ] Definitive Proxy Statement[ ] Definitive Additional Materials
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NORD RESOURCES CORPORATION
 (Name of Registrant as Specified In Its Charter)

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Nord Resources Corporation released the following news release on October 23, 2006:

Monday, October 23, 2006
News Release

SOURCE: Nord Resources Corporation

Nord Resources enters into Cash Merger Agreement with Platinum Diversified Mining, Inc.

TUCSON, Arizona, October 23, 2006 – Mr. Ronald Hirsch, Chairman of the board of Directors, announced that Nord Resources Corporation (“Nord”) has entered into an agreement whereby Nord Resources will be acquired by Platinum Diversified Mining, Inc. (“Platinum”) in an all cash merger transaction. The merger will be subject to the approval of the stockholders of each of Nord Resources and Platinum. Nord Resources has agreed to call a special meeting of its stockholders for the purpose of approving the merger and the merger agreement. Additional information regarding this meeting of stockholders will be included in a proxy statement to be filed by Nord Resources with the Securities and Exchange Commission (the “SEC”). Nord Resources and Platinum have agreed to use their best efforts to complete the merger as early as possible, and in no event later than February 15, 2007. The merger has been approved by a special committee of independent directors of Nord Resources who considered a fairness opinion of an independent financial advisor in reaching their determination.

The Merger Agreement

The merger will be completed pursuant to an agreement and plan of merger dated October 23, 2006 (the “Merger Agreement”) between Nord Resources, Platinum, Platinum Diversified Mining USA, Inc. (“Platinum USA”), and PDM Merger Corp. (“Merger Sub”). Merger Sub is a wholly-owned subsidiary of Platinum USA, which in turn is a wholly-owned subsidiary of Platinum. If the merger is completed, Merger Sub will merge with and into Nord Resources, with Nord Resources continuing as the surviving corporation and a wholly-owned subsidiary of Platinum USA (the “Merger”).

The aggregate merger consideration to be paid by Platinum and Platinum USA will be calculated in accordance with the merger agreement based on the following formula:

  the amount of $60,000,000; less

  a holdback amount of $3,000,000; less

  certain liabilities of Nord Resources as of the effective time of the merger, including liabilities on account of Nord Resources’ corporate debt, certain deferred payments on account of salaries, consultant fees and severance payments and transaction expenses associated with the merger that Platinum has not agreed to reimburse; plus the amount of Nord Resources’ cash on closing, plus

  certain expenses for which Platinum has agreed to reimburse Nord Resources, including expenses associated with completing the merger transaction, subject to specified limits, and expenses associated with the maintenance of Nord Resources’ interest in its Coyote Springs property.

Stockholders of Nord Resources will be entitled to receive the following consideration upon completion of the merger:

  a cash amount based on the aggregate merger consideration, which is referred to as the “per share merger consideration”; and

  a contingent right to receive a pro rata share of the amount remaining, if any, of the $3,000,000 holdback amount after the expiry of a six month holdback period, which is referred to as the “per share net holdback consideration”.

Nord Resources estimates that the per share merger consideration will equal $1.20 per share. Nord Resources estimates that the per share net holdback consideration will equal $0.07 per share, prior to deduction of fees and expenses associated with the escrow arrangement for the holdback, if there are no claims for damages made against the holdback amount.

The holdback amount of $3,000,000 will be held in trust for a holdback period of six months. During the holdback period, the holdback amount will be available to indemnify, defend and hold harmless Platinum from and against damages arising from certain breaches by Nord Resources of the merger agreement and expenses associated with Nord Resources’ options and certain other matters. Payment of the per share net holdback consideration will be made upon expiry of the holdback or upon resolution of all claims for damages, if there are any claims for damages outstanding when the holdback period expires.

Platinum has paid a deposit of $500,000 upon signing of the merger agreement, which will be held in trust pending completion of the merger.

Completion of the Merger will be subject to satisfaction or waiver (if applicable) of a number of conditions, including:

  the merger agreement and the merger shall have been adopted by the stockholders of Nord Resources, including approval by the majority of stockholders who attend and are entitled to voted at the stockholders’ meeting, exclusive of the shares held by Ronald A. Hirsch and Stephen Seymour; and

  the merger agreement and the merger will have been approved and adopted by the shareholders of Platinum by a resolution passed by 80% or more of the Platinum shares voted at such general meeting. In addition, new shareholders of Platinum holding 20% or more of the issued ordinary shares of Platinum shall not have voted against approving the merger agreement or the merger.

In addition, each party’s obligation to consummate the Merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants.

Ronald A. Hirsch, chairman of Nord Resources, and Steven Seymour, a director of Nord Resources, have each entered into voting agreements with Platinum whereby they have agreed to vote their shares in favor of the merger. These shares represent approximately twenty six percent (26%) of Nord Resources’ currently outstanding shares.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement. Nord Resources plans to file a copy of the merger agreement as an exhibit to the Current Report on Form 8-K to be filed by Nord Resources with the SEC in connection with execution of the merger agreement.

Platinum Diversified Mining, Inc. (or Platinum)

Platinum Diversified Mining, Inc. is a Cayman Islands corporation listed on the AIM stock market in the United Kingdom. Platinum was formed as a special purpose acquisition corporation for the purpose of effecting one or more business combinations with unidentified operating businesses in the metals and mining industries. Platinum’s stated investment strategy is to invest in the mining industry by acquiring producing assets and/ or developing assets with near term production. Platinum was admitted to the AIM stock market on March 14, 2006 following the completion of a public flotation of units comprised of common shares and share purchase warrants from which it derived net proceeds of $77.9 million. Platinum intends to use the funds the proceeds from its initial public flotation, which are currently held in trust, to enable it to complete the merger and to pay the merger consideration to the stockholders of Nord Resources.

For information contact:

John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer (520) 292-0266

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that the consummation of the transaction is subject to numerous closing conditions, including, among others, (i) the approval of the transaction by Nord Resources’ stockholders, (ii) approval of the transaction by Platinum’s shareholders, (iii) the absence of a material adverse effect in Nord Resources’ business or operations, as described in the merger agreement; (iv) the risk that the transaction may not be consummated if the conditions to closing are not satisfied or waived; (v) the risk that Platinum has certain termination rights in the definitive merger agreement including as a result of a material adverse effect in Nord Resources’ business or operations; (vi) other risks set forth in Nord Resources’ most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord Resources assumes no obligation to update the forward-looking statements.

Important Additional Information will be Filed with the SEC

Nord Resources has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to Nord Resources stockholders. Investors and Nord Resources’ stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by Nord Resources with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Nord Resources by contacting Nord Resources directly at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, Attention: John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

Nord Resources and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that Nord Resources’ officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of Nord Resources common stock as of July 15, 2006 is also set forth in the Schedule 14A filed by Nord Resources on September 14, 2006 with the SEC with respect to Nord Resources’ 2006 annual stockholders meeting. These documents are available free of charge at the SEC’s web site at

www.sec.gov or by contacting Nord Resources directly at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, Attention: John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer.